  EXHIBIT 99.1

NEWS RELEASE

For immediate release

Navient announces strategic actions following in-depth business review

•	Will outsource student loan servicing and create variable expense model
•	Initiates exploration of strategic options for business processing division, including potential divestment
•	Intends to streamline shared service infrastructure and corporate footprint

HERNDON, Va., Jan. 30, 2024 — Navient (Nasdaq: NAVI) today announced strategic actions to simplify the company, reduce its expense base, and enhance its flexibility as a result of the in-depth review overseen by the Board of Directors over the past several months.

The strategic actions include outsourcing the servicing of its student loan portfolio to a third party; exploring strategic options for its business processing division—including potential divestment; and streamlining the company’s corporate functions to align with a simplified business model.

“After a thorough review, we are announcing targeted actions intended to simplify our business, reduce our expense base, and increase our financial and operating flexibility,” said David Yowan, president and CEO of Navient. “Over the longer-term, we believe these actions will increase the value shareholders derive from our loan portfolios and the returns we can achieve on business-building investments. As we embark on this important work, we also remain focused on running and growing our business and meeting the needs of our borrowers and clients. We look forward to continuing to provide updates as we establish a new foundation for Navient’s future success.”

Key elements of the steps announced today include the following.

Adopt a variable, outsourced servicing model

Navient has entered into a binding letter of intent that will transition its student loan servicing to MOHELA, a leading provider of student loan servicing for government and commercial enterprises. This transaction is intended to create a variable cost structure for the servicing of our student loan portfolios and provides attractive unit economics across a wide range of servicing volume scenarios. Navient and MOHELA will work toward ensuring a seamless transition in the coming months and providing customers with uninterrupted servicing of their loans.

Explore strategic options for the business processing division

In addition, Navient has launched a process to explore a range of value-creating options for its business processing division. Through various subsidiary brands, this division provides high-quality business processing services for a variety of government and healthcare clients, including hospitals, toll-road authorities, state revenue divisions, and federal agencies. With the decision to outsource student loan servicing, exploring options for the business processing division increases the opportunities for shared cost reduction. Navient is working with financial and legal advisors to assist the company in exploring strategic options for this division, which may include a sale of the division in whole or in part.

Streamline shared services infrastructure and corporate footprint

As it implements these actions, Navient also plans to reshape its shared services functions and corporate footprint to align with the needs of a more focused, flexible and streamlined company.

Based on full-year 2023 operating expenses, approximately $400 million, which is net of expected outsourced servicing expenses, could be eliminated under a scenario in which the three steps announced today were completed. That scenario would also not include business processing revenue under a full-business divestiture scenario. Actual future expense reductions will depend on a number of factors including the details of the servicing outsourcing transaction and the potential strategic options for the business processing division.

Implementation of these transactions is expected to begin in 2024 and is expected to be largely complete over the next 18 to 24 months.

Supplemental materials and fourth quarter 2023 earnings

Supplemental materials about these strategic actions will be posted on Navient.com/investors tomorrow morning, Jan. 31, by 7 a.m.

As previously announced, Navient’s fourth quarter 2023 earnings results will be released tomorrow by 7 a.m. on Navient.com/investors. In addition to being available on the company’s investor website, the results will be furnished on a Form 8-K available at SEC.gov.

In addition, Navient will hold a live audio webcast tomorrow at 8 a.m. ET to provide in-depth commentary on results of the business review and discuss its financial results. The webcast will be hosted by David Yowan, president and CEO, Edward Bramson, vice chair of the Navient Board of Directors, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Jen Earyes, 703-984-6801, jen.earyes@navient.com

This news release contains "forward-looking statements," within the meaning of the federal securities law, about our business and prospects and other information that is based on management's current expectations as of the date of this release.

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